Exhibit 10.11

ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (this “Agreement”) is executed as of the [•]st day of August, 2014, by Transocean Offshore Deepwater Drilling Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, as described in that certain Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”), dated as of July [•], 2014, by and between Transocean Partners Holdings Limited, a Cayman Islands exempted company (“TPHL”), and Transocean Partners LLC, a Marshall Islands limited liability company (“Transocean Partners”), it is contemplated that Seller will sell, convey, assign, transfer, set over and deliver to [Insert name of applicable purchaser], a Cayman Islands exempted company (“Purchaser”), certain property of Seller, including the property described on Schedule A attached hereto (collectively, the “Assets”).

WHEREAS, Seller desires to sell, convey, assign, transfer, set over and deliver the Assets to Purchaser in exchange for US$[•], subject to adjustment pursuant to paragraphs 2 and 4 below (such adjusted amount herein referred to as the “Asset Purchase Price”).

NOW, THEREFORE, for and in consideration of the premises and the agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties hereto hereby agree as follows:

1. Seller hereby sells, conveys, assigns, transfers, sets over and delivers the Assets unto Purchaser in exchange for the Asset Purchase Price, which Seller acknowledges receipt of that certain Promissory Note, dated as of July [•], 2014, with Transocean Inc., a Cayman Islands exempted company (“TI”), as debtor, in the aggregate principal amount equal to the unadjusted Asset Purchase Price, as settlement therefor.

2. Subject to the provisions of Sections 7.3 and 7.4 of the Omnibus Agreement, to be dated as of August [•], 2014, by and among Transocean Ltd., a Swiss corporation, TI, TPHL, Transocean Partners, Triton RIGP DCL Holding Limited, a Cayman Islands exempted company, Triton RIGP DIN Holding Limited, a Cayman Islands exempted company, Triton RIGP DD3 Holding Limited, a Cayman Islands exempted company, Triton RIGP DCL Holdco Limited, a company organized under the laws of England and Wales, Triton RIGP DIN Holdco Limited, a company organized under the laws of England and Wales, Triton RIGP DD3 Holdco Limited, a company organized under the laws of England and Wales, [Transocean RIGP DCL Opco Limited, a Cayman Islands exempted company, Transocean RIGP DIN Opco Limited, a Cayman Islands exempted company, Transocean RIGP DD3 Opco Limited, a Cayman Islands exempted company], Transocean RIGP DCL LLC, a Delaware limited liability company, Transocean RIGP DIN LLC, a Delaware limited liability company, and Transocean RIGP DD3 LLC, a Delaware limited liability company (the “Omnibus Agreement”), and paragraph 3 of this Agreement, Seller indemnifies, defends and holds harmless Purchaser from and against: (a) any Covered Environmental Losses (as defined in the Omnibus Agreement) relating to the Assets to the extent that Seller is notified by Purchaser of any such Covered Environmental Losses within five years after the Closing Date (as defined in the Omnibus Agreement); (b) Liabilities (as defined in the Omnibus Agreement) to Purchaser arising from (i) the failure of Purchaser, or Purchaser’s transferees, immediately after the Closing Date, to be the owner of such valid leasehold interests or fee ownership interests in and to the Assets as are necessary to enable Purchaser, or Purchaser’s transferees, to own and operate the Assets in substantially the same manner that the Assets were owned and/or operated by Seller, or Seller’s transferors, immediately prior to the date hereof, (ii) without limiting the generality of the other provisions of this Agreement, the Contribution Agreement or the Omnibus Agreement, any judicial determination substantially to the effect that Seller did not receive reasonably equivalent value in exchange therefor or was rendered insolvent by reason of the sale, conveyance, assignment, transfer, setting over and delivery or (iii) the failure of Purchaser, or Purchaser’s transferees, to have by the Closing Date any consent or governmental permit necessary to allow Purchaser, or Purchaser’s transferees, to own or operate the Assets in substantially the same manner that the Assets were owned and/or operated by Seller, or Seller’s transferors, immediately prior to the date thereof, in each of clauses (b)(i) and (b)(iii) above, to the extent that Seller is notified by Purchaser of such Liabilities within three years after the Closing Date; and (c) (i) any documentary, filing, recording, transfer, deed and conveyance Taxes (as defined in the Omnibus Agreement) that may be due with respect to the sale, conveyance, assignment, transfer and delivery of the Assets hereunder and (ii) all Tax liabilities attributable to the ownership and operation of the Assets prior to 11:59 p.m. on the date immediately preceding the date of this Agreement, including any such Tax liabilities of the Seller, or Seller’s transferors, that may result from the consummation of the formation transactions for Purchaser to the extent that Seller is notified by Purchaser of any such Tax liabilities within the applicable statute of limitations plus 60 days, but excluding any Taxes reserved on the books of Purchaser on the Closing Date. Any indemnification pursuant to this paragraph 2 shall be treated as an adjustment to the Asset Purchase Price.

3. Notwithstanding the preceding provision of this Agreement, the aggregate liability under (i) clause (a) of paragraph 2 of this Agreement, (ii) similar indemnity provisions contained in all other Assignments and Bills of Sale executed in connection with the Contribution Agreement and (iii) the indemnity contained in Section 7.1 of the Omnibus Agreement, shall not exceed the limitations contained in Section 7.3 of the Omnibus Agreement.

4. Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth its calculation of Actual Net Working Capital and its calculation of the Post-Closing Adjustment, if any. If the Post-Closing Adjustment is a positive number, Seller shall pay to Purchaser, within 10 days after its delivery of such statement, an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Purchaser shall pay to Seller, within 10 days of its receipt of such statement, an amount equal to the absolute value of the Post-Closing Adjustment. As used herein, the term “Actual Net Working Capital” means the amount of net working capital of Transocean RIGP DIN LLC as of 11:59 p.m. on the date immediately preceding the date of this Agreement, calculated in the same manner as calculated for the forecast for Transocean Partners included in its registration statement on Form S-1 filed in connection with its initial public offering. As used herein, the term “Post-Closing Adjustment” means the amount equal to $[•] (“Initial Net Working Capital”) minus Actual Net Working Capital. Any Post-Closing Adjustment pursuant to this paragraph 4 shall be treated as an adjustment to the Asset Purchase Price.

5. This Agreement shall not be binding until it becomes effective at 11:59 p.m. (Houston, Texas local time) on the date hereof.

6. This Agreement shall be governed by the laws of Texas.

[Remainder of Page Left Intentionally Blank]

EXECUTED as of the date first set forth above.

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

[INSERT NAME OF APPLICABLE PURCHASER]

By:
Name:
Title:

- Signature Page to Assignment and Bill of Sale -

Schedule A

ASSETS

Schedule A-1